CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Chou America Mutual Funds and to the use of our report dated February 27, 2013 on Chou Opportunity Fund and Chou Income Fund (each a series of shares of beneficial interest of Chou America Mutual Funds) financial statements and financial highlights. Such financial statements and financial highlights appear in the 2012 Annual Report to Shareholders that are incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

April 29, 2013